UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2005

Cord Blood America, Inc.

(Exact name of registrant as specified in charter)

Florida	000-50746	65-1078768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 W. Sunset Boulevard, Suite 400, West Hollywood, CA 90069

(Address of principal executive offices)

(310) 432-4090

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04

Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On April 27, 2005 we entered into a loan from Cornell Capital Partners in the amount of $350,000 and issued a promissory note to them for the amount of the loan. The promissory note accrues interest at a rate of 12% per annum and is due and payable nine months from the date of issuance. On April 28, 2005 $175,000 of the $350,000 loan was funded. The remaining $175,000 shall be funded on the date Cord Blood America, Inc. notifies Cornell Capital Partners, in writing, that it has received a written comment letter from the SEC in connection with the Registration Statement or that the Registration Statement has been declared effective without comment. Pursuant to the terms of the note we have issued to Cornell Capital Partners a warrant to purchase 1,000,000 shares of common stock at an exercise price of $0.20 per share and we are registering all of the 1,000,000 shares of common stock in the registration statement.

ITEM 7.01

Regulation FD Disclosure

On May 2, 2005, Cord Blood America, Inc. issued a press release announcing the acquisition of Family Marketing, Inc.. The release is attached hereto as Exhibit 99.6. The press release appearing in Exhibit 99.6 is not filed but is furnished pursuant to Regulation FD, as the acquisition is not considered material.

ITEM 9.01

Financial Statements and Exhibits

(c)

Exhibits

10.21

Promissory Note to Cornell Capital Partners for $350,000

10.22

Warrant for 1,000,000 shares of common stock to Cornell Capital Partners

10.23

Pledge and Escrow Agreement with Cornell Capital Partners

10.24

Exchange Agreement dated April 30, 2005

99.6

Press Release dated May 2, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORD BLOOD AMERICA, INC.

Date: May 2, 2005	By:	/s/ SANDRA D. SMITH
Sandra D. Smith,
Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit

10.21	Promissory Note to Cornell Capital Partners for $350,000

10.22	Warrant for 1,000,000 shares of common stock to Cornell Capital Partners

10.23	Pledge and Escrow Agreement with Cornell Capital Partners

10.24	Exchange Agreement dated April 30, 2005

99.6	Press Release dated May 2, 2005